SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                          [Amendment No. _________]
Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

___  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
_X_  Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                        CET ENVIRONMENTAL SERVICES, INC.
                (Name of Registrant as Specified in Its Charter)

                       CET ENVIRONMENTAL SERVICE, INC.
                   (Name of Person(s) Filing Proxy Statement)

                       CET ENVIRONMENTAL SERVICES, INC.
                           7670 South Vaughn Court
                          Englewood, Colorado 80112
                                (303) 708-1360

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 8, 1999


TO THE SHAREHOLDERS OF CET ENVIRONMENTAL SERVICES, INC.:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of CET Environmental Services, Inc., a California corporation (the "Company"), will be held at the Denver Marriott Courtyard Tech Center, 6565 South Boston Street, Englewood, Colorado, on Tuesday, June 8, 1999, at 9:00 a.m., Mountain Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters.

     1. The election of five (5) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

     2. The ratification of the appointment of Grant Thornton LLP, as the Company's independent auditors; and

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the no par value common stock of the Company of record at the close of business on April 14, 1999, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no addi tional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.


                                   BY ORDER OF THE BOARD OF DIRECTORS


                                   STEVEN H. DAVIS, PRESIDENT

Englewood, Colorado
April 30, 1999

                       CET ENVIRONMENTAL SERVICES, INC.
                           7670 South Vaughn Court
                          Englewood, Colorado 80112
                                (303) 708-1360

                        ______________________________

                               PROXY STATEMENT
                        ______________________________

                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 8, 1999

                             GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of CET Environmental Services, Inc., a California corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Denver Marriott Courtyard Tech Center, 6565 South Boston Street, Englewood, Colorado, on Tuesday, June 8, 1999, at 9:00 a.m., Mountain Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about May 7, 1999.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

     The Company's Annual Report for the year ended December 31, 1998, is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

                       SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's no par value common stock, with each share entitled to one vote. Only shareholders of record at the close of business on April 14, 1999, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On April 14, 1999, the Company had 6,284,288 shares of its no par value common stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the Meeting. Under California law, shareholders are permitted to cumulate votes for the election of directors whose names have been placed in nomination.
Therefore, in voting for directors, each outstanding share of Common Stock would be entitled to five votes which may be cast for one candidate or distributed in any manner among the nominees for director. However, the right to cumulate votes in favor of one or more candidates may not be exercised until the candidate or candidates have been nominated and any shareholder has given notice at the Annual Meeting of the intention to cumulate votes.

     The proxy holders (if authority to vote for one or more nominees is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

     A majority of the Company's outstanding common stock represented in person or by proxy shall constitute a quorum at the Meeting.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of the Company's no par value common stock owned beneficially, as of April 14, 1999, by any person, who is known to the Company to be the beneficial owner of 5% or more of such common stock, and, in addition, by each Director, Nominee for Director, and Executive Officer of the Company, and by all Directors, Nominees for Director and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

    NAME AND ADDRESS               AMOUNT AND NATURE OF             PERCENT
  OF BENEFICIAL OWNERS             BENEFICIAL OWNERSHIP             OF CLASS

Craig C. Barto                         703,554                        11.2%
2440 Bayshore Drive
Newport Beach, CA 92663

Douglas W. Cotton                      634,314 (1)                    10.1%
Four Bowditch
Irvine, CA 92720

Steven H. Davis                      1,338,763 (2)                    21.3%
7670 S. Vaughn Court
Englewood, CO  80112

Robert A. Taylor                        10,496                         0.2%
9870 East Alameda
Denver, CO 80231

George Pratt                             1,000                           *
2208 Argyle Circle
Plano, TX  75023

Paul C. Kelly                            4,000 (3)                       *
10401 Owens Circle
Westminster, CO  80021

John G. L. Hopkins                     438,725                         7.0%
24111 Dove Lane, N.W.
Poulsbo, WA  98370

Scott Schulein                           3,000 (3)                       *
7670 S. Vaughn Court
Englewood, CO  80112

Don W. Edgington                         3,000 (3)                       *
150 Noel Avenue
Mobile, AL  36607

All directors, nominees for          2,698,127                        42.9%
director and executive officers
as a group (8 persons)
__________________

* Less than 0.1%.

(1) Includes 632,314 shares held directly and 2,000 shares underlying stock options exercisable within 60 days held by Mr. Cotton's wife.

(2) Includes 1,187,907 shares held directly and 77,200 shares held by the wife of Mr. Davis. Also includes 73,656 shares held by relatives of Mr. Davis of which he disclaims beneficial ownership.

(3) Represents shares underlying stock options exercisable within 60 days held by the named person.

     There are no known agreements, the operation of which may at a subsequent date result in a change in control of the Company.

                             ELECTION OF DIRECTORS

     Effective at the Annual Meeting of Shareholders the number of Directors of the Company will be set at five members. The Board of Directors recommends the election as Directors of the five (5) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal.
Each of the current members of the present Board of Directors has been nominated for reelection. The persons named as "Proxies" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

                                          POSITIONS AND OFFICES
      NAME              AGE            HELD AND TERM AS A DIRECTOR

Craig C. Barto          40       Director since 1991


Douglas W. Cotton       48       Executive Vice President and Director
                                 since 1991

Steven H. Davis         45       Chief Executive Officer, President
                                 and Director since 1991

Robert A. Taylor        53       Director since 1996

George Pratt            66       Director since 1998

     There is no family relationship between any Director, Nominee for Director or Executive Officer of the Company.

     The Company has no Nominating Committee, but does have an Audit Committee and a Compensation Committee.

     The Audit Committee presently consists of Craig C. Barto and Robert A. Taylor. The Audit Committee reviews financial statements and data with the Company's independent accountants before the information and data are released to the public. During 1998, the Audit Committee met one (1) time.

     The Compensation Committee presently consists of Craig C. Barto and Robert
A. Taylor. The Compensation Committee reviews compensation matters relating to the Executive Officers of the Company and makes recommendations to the Board of Directors. The Compensation Committee did not meet during 1998.

     Paul C. Kelly currently serves as an advisor to the Audit Committee, and Steven H. Davis serves as an advisor to the Compensation Committee.

     Set forth below are the names of all directors, nominees for director and executive officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     CRAIG C. BARTO has been a Director of the Company since 1991. He is also the President and Chairman of the Board of Directors of Signal Hill Petroleum, Inc., Barto/Signal Petroleum, Inc., Signal Hill Operating, Inc., and Signal Oil and Refining, Inc., which operate businesses such as Paramount and Fletcher oil refineries. A graduate of UCLA with a degree in Economics, Mr. Barto was instrumental in the growth of the Signal Hill Petroleum companies in the oil business in 1979 with the reclamation of a marginal operation in the West Newport Oil Field in Orange County, California. In addition to the oil and gas operations, Mr. Barto is also responsible for the commercial and residential development of over 100 acres of some of the last undeveloped hilltop property in Southern California.

     DOUGLAS W. COTTON has served as the Company's Executive Vice President and a Director since 1991 and is responsible for all aspects of the Company's operations in the Southwest, and provides guidance for marketing and sales to commercial clients nationwide. He also served as Chief Operating Officer from October 1996 to April 1999. Prior to joining the Company, Mr. Cotton served as Vice President of Ecova Corporation and worked for 13 years at IT Corporation where he held various positions culminating in serving as General Manager for the Gulf Coast Region. He has more than 20 years of experience managing on-site biological, chemical and physical remediation of hazardous wastes in sludge, soil and groundwater using a variety of innovative technologies. His knowledge of the industry has been gained at more than 100 remediation projects ranging from $100,000 to $45 million, including Superfund sites, emergency response cleanups and large excavation/on-site treatment projects.

     STEVEN H. DAVIS has served as the Company's Chief Executive Officer, President and a Director since 1991. Prior to that time he was operating partner of Lincoln Property Company which developed over 3 million square feet of buildings in California, Nevada and Colorado. He has almost 20 years of experience in construction, financing and developing industrial real estate. Mr. Davis graduated from Brown University with an emphasis in Economics and obtained an MBA from the University of Southern California. As President, Mr. Davis manages the Company's business affairs and has been instrumental in securing financing, negotiating bonding agreements, projecting and analyzing the feasibility of expansion, mergers and acquisitions, and formulating business relationships with customers, financial entities and the legal community.

     ROBERT A. TAYLOR has been a Director of the Company since 1996. He is a veterinarian and manages the Alameda East Veterinary Hospital in Denver, Colorado which he started in 1971. Currently, Alameda East Veterinary Hospital employs 55 persons and provides a small animal practice specializing in orthopedic and rehabilitation services. Dr. Taylor received a B.S. degree in Animal Science from Texas A&M University in 1969, a D.V.M. degree from Texas A&M University in 1970, and a M.S. degree in Veterinary Surgery from Colorado State University in 1978.

     GEORGE PRATT has been a Director of the Company since July 1998. Since June 1993, Mr. Pratt has been employed by Pratt Associates, Inc, which provides professional services in the area of corporate finance, merger-acquisition analysis for small high technology companies, and providing services to the legal profession such as valuations of securities and privately owned companies for estate purposes and research and testimony for securities-related litigation. From April 1988 to January 1993, he was Chairman and Chief Executive Officer of Computer Automation, Inc., a manufacturer of computer systems and automotive test equipment. Mr. Pratt received a B.B.A. Degree in Finance from Hofstra University in 1958.

     PAUL C. KELLY has been Executive Vice President and Chief Financial Officer since March 8, 1999. From November 1997 to March 1999, Mr. Kelly was Vice President of Finance and Business Development for Technology Management Advisors in Englewood, Colorado, where he assisted start-up companies to develop business plans and obtain long-term financing. From December 1985 to September 1997, he worked in several capacities affiliated with the Adolph Coors Company in Golden, Colorado, and from October 1991 to September 1997 served as Controller-Membranes Separations Unit for Golden Technologies Company. From May 1985 to December 1985, Mr. Kelly was Financial Reporting Manager for Trifund Asset Management Company which managed public limited partnerships. From April 1982 to May 1985, he was an Audit Manager for Price Waterhouse. Mr. Kelly also served as an Audit Senior for Arthur Young & Co. from September 1978 to April 1982. He received a B.A. Degree in Accounting from Eastern Michigan University in 1997 and an MS Degree in Financial Accounting from Colorado State University in 1978. Mr. Kelly is a Certified Public Accountant in the State of Colorado. He is 44 years old.

     SCOTT SCHULEIN has served as the Company's Vice President - Federal Program since 1998. Prior to that time he served as General Manager - Federal Programs, Regional Manager and Operations Manager for the Company's Rocky Mountain Region. Mr. Schulein joined the Company in 1994 opening the Denver office. Prior to joining the Company, Mr. Schulein was the Operations Manager for a national low-temperature remediation company and worked for USPCI, a subsidiary of Union Pacific Corporation. He has more than 15 years of experience conducting site investigations and managing remediations of toxic and hazardous wastes at more than 300 sites throughout the United States. Mr. Schulein is currently responsible for the Company's operations in the Northwest and all Federal Government programs. Mr. Schulein is a Registered Geologist and received his Bachelor of Science Degree in Geology from the University of Vermont in 1984.
He is 37 years old.

     DON W. EDGINGTON has been a Vice President of the Company since August 1998. Mr. Edgington has been employed by the Company since April 1995, first as a Regional Manager and since March 1998 as Gulf Coast General Manager. From March 1993 to April 1995, he was a District Manager for Ridel/Peterson, an environmental services company in Mobile, Alabama. Mr. Edgington received a Bachelors Degree in Business Administration and Marketing from Louisiana Tech University in 1977. He is 44 years old.

     The Company's Board of Directors held seven (7) meetings during the year ended December 31, 1998. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors and its Committees during the time each such Director was a member of the Board or of any Committee of the Board, except for John G.L. Hopkins, whose term as a Director ended on June 2, 1998, who only attended 50% of the meetings held during that part of the year.

     The Company's executive officers hold office until the next annual meeting of directors of the Company, which currently is scheduled for June 8, 1999. There are no known arrangements or understandings between any director or exe cutive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company.

     No event occurred during the past five years which is material to an evaluation of the ability or integrity of any Director or person nominated to be Director or Executive Officer of the Company.

SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain written representations, three persons who were officers and directors of the Company failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year. George Pratt, a Director, filed a Form 3 late and amended that Form 3 three days after filing to report holdings not included in the original Form 3. In addition, Scott Schulein and Don W. Edgington, Vice Presidents of the Company, each filed Form 3's late.

                                 COMPENSATION

     The following table sets forth information concerning the compensation received for services rendered in all capacities to the Company for the years ended December 31, 1998, 1997 and 1996, by the Company's President and each other executive officer whose compensation exceeded $100,000 during such years.

                          SUMMARY COMPENSATION TABLE

                                                            LONG-TERM COMPENSATION
                                                     ---------------------------------
                           ANNUAL COMPENSATION            AWARDS           PAYOUTS
                     ------------------------------  ----------------- ---------------
                                                             SECURI-
                                                             TIES
                                          OTHER              UNDERLY-
                                          ANNUAL   RE-       ING               ALL
                                          COMPEN-  STRICTED  OPTIONS/          OTHER
NAME AND PRINCIPAL                        SATION   STOCK     SARs     LTIP    COMPEN-
POSITION            YEAR SALARY   BONUS   <FN1>    AWARD(S)  (NUMBER) PAYOUTS SATION
------------------  ---- ------   -----   ------   --------  -------- ------- -------
Steven H. Davis,    1998 $123,820 $    0  $  984      0          0       0     $0
Chief Executive     1997 $ 84,907 $    0  $1,003      0          0       0     $0
Officer             1996 $ 79,150 $    0  $  951      0          0       0     $0

John G.L. Hopkins,  1998 $ 61,592 $    0  $   28      0          0       0     $0
Senior Vice Presi-  1997 $123,183 $    0  $    0      0          0       0     $0
dent - Federal      1996 $125,000 $    0  $    0      0          0       0     $0
Programs<FN2>

Douglas W. Cotton,  1998 $120,841 $    0  $1,105      0          0       0     $0
Executive Vice      1997 $ 32,147 $    0  $  425      0          0       0     $0
President and       1996 $ 63,831 $    0  $1,038      0          0       0     $0
Chief Operating
Officer

Rick C. Townsend,   1998 $132,011 $    0  $1,632      0          0       0     $0
Chief Financial     1997 $125,587 $    0  $  958      0          0       0     $0
Officer<FN3>        1996 $ 16,827 $    0  $    0      0        60,000    0     $0
_______________

<FN1>
Includes matching 401K contributions by the Company and automobile expenses.
<FN2>
Mr. Hopkins resigned on July 1, 1998.
<FN3>
Mr. Townsend's employment was terminated on August 18, 1998.

                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                           SECURITIES
                                           UNDERLYING       VALUE OF UNEXER-
                    SHARES                 UNEXERCISED      CISED IN-THE
                    ACQUIRED               OPTIONS          MONEY OPTIONS/
                    ON                     SARs AT FY-END   SARs AT FY-END
                    EXERCISE   VALUE       EXERCISABLE/     EXERCISABLE/
     NAME           (NUMBER)   REALIZED    UNEXERCISABLE    UNEXERCISABLE
     ----           --------   --------    --------------   ---------------

Steven H. Davis       -0-        -0-            0/0            $0 / $0
John G. L. Hopkins    -0-        -0-            0/0            $0 / $0
Douglas W. Cotton     -0-        -0-            0/0            $0 / $0
Rick C. Townsend      -0-        -0-            0/0            $0 / $0

     The Company has no formal employment agreements with any of its Executive Officers. The Company does have a letter agreement dated March 8, 1999, with Paul C. Kelly, the Company's Executive Vice President and Chief Financial Officer, regarding his employment which provides that he is to receive an annual salary of $100,000 and bonuses to be determined at a later date.
Either the Company or Mr. Kelly may terminate his employment without notice. However, Mr. Kelly is entitled to three months' severance pay if terminated during the first year of employment and six months' severance pay thereafter. Pursuant to the terms of the letter agreement he also received options to purchase 20,000 shares of Common Stock at an exercise price of $1.62 per share. The options vest over a five year period.

COMPENSATION OF DIRECTORS

     Beginning in August 1998, members of the Board of Directors receive a fee of $1,000 per Board meeting attended, including telephone meetings. They are also entitled reimbursement of reasonable travel expenses incurred by them in attending board or committee meetings.

     On August 7, 1998, the Board of Directors granted each of the Company's three non-employee Directors options to purchase 10,000 shares of Common Stock at $1.75 per share. These options were not granted under any plan. The options are exercisable commencing August 7, 1999 until August 7, 2003, except that they will expire three months after the termination of serving as a Director of the Company, for reasons other than death, and one year after termination as a result of death.

401K PLAN

     The Company has a Non-standardized Cash or Deferred Profit Sharing Plan pursuant to which all eligible employees may contribute a portion of their income. Company contributions to the Profit Sharing Plan are discretionary. The Company does, however, make a matching contribution in the amount of 25 percent of the first six percent of all elective deferrals.

STOCK OPTION PLAN

     On March 1, 1995, the Company adopted an Incentive Stock Option Plan (the "Plan") for key personnel. A total of 550,000 shares of Common Stock are reserved for issuance pursuant to the exercise of stock options (the "Options") which may be granted to full-time employees of the Company. The Plan is currently administered by the Board of Directors. In addition to determining who will be granted Options, the Board of Directors has the authority and discretion to determine when Options will be granted and the number of Options to be granted. The Board of Directors may grant Options intended to qualify for special treatment under the Internal Revenue Code of 1986, as amended ("Incentive Stock Options") and may determine when each Option becomes exercisable, the duration of the exercise period for Options and the form of the instruments evidencing Options granted under the Plan. The Board of Directors may adopt, amend and rescind such rules and regulations as in its opinion may be advisable for the administration of the Plan. The Board of Directors may also construe the Plan and the provisions in the instruments evidencing the Options granted under the Plan and make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Board of Directors has broad discretion to determine the number of shares with respect to which Options may be granted to participants. The maximum aggregate fair market value (determined as of the date of grant) of the shares as to which the Incentive Stock Options become exercisable for the first time during any calendar year may not exceed $100,000. The Plan provides that the purchase price per share for each Incentive Stock Option on the date of grant may not be less than 100 percent of the fair market value of the Common Stock on the date of grant. However, any Option granted under the Plan to a person owning more than 10 percent of the Common Stock shall be at a price of at least 110 percent of such fair market value.

     If an optionee ceases to be employed by the Company for any reason other than death or disability, the optionee may exercise all Options within three months following such cessation to the extent exercisable on the date of cessation. If an optionee dies while employed by the Company, or during the three-month period following termination of the optionee's employment, or if the optionee becomes disabled, the optionee's Options, unless previously terminated, may be exercised, whether or not otherwise exercisable, by the optionee or his legal representative or the person who acquires the Options by bequest or inheritance at any time within one year following the date of death or disability of the optionee.

     An Option granted under the Plan is not transferable by the optionee other than by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee, his guardian or legal representative.

     In August 1996, the Company filed a registration statement on Form S-8 to register the 550,000 shares of the Company's Common Stock reserved for issuance under the Company's Incentive Stock Option Plan.

     During 1998, unvested options totaling an aggregate amount of 44,800 shares with exercise prices ranging from $3.50 to $7.00 per share were cancelled due to the termination of five employees. In addition, vested options totaling 69,900 shares with exercise prices ranging from $3.50 to $7.00 per share were cancelled due to the termination of seven employees who did not exercise their options prior to the expiration date stipulated in the option agreement. During 1998, one employee exercised options to purchase 4,000 shares at an exercise price of $3.50 per share.

     As of December 31, 1998, options for 112,100 shares were outstanding at prices ranging from $3.50 to $7.00 per share.

     On January 22, 1999, the Board of Directors granted options to 20 employees to purchase an aggregate of 185,000 shares at exercise prices ranging from $1.75 to $1.925 per share. The options vest over a period of five years and expire five to ten years after the date of grant. In connection with these grants, options to purchase 62,500 shares at exercise prices ranging from $3.50 to $7.70 per share were cancelled.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which requires entities to calculate the fair value of stock awards granted to employees. This statement provides entities with the option of either electing to expense the fair value of employee stock-based compensation or continuing to recognize compensation expense under existing accounting pronouncements and to provide proforma disclosures of net income and, if presented, income per share, as if the above-mentioned fair market value method of accounting was used in determining compensation expense. Additionally, the statement requires that all equity awards granted to nonemployees such as suppliers of goods and services be recognized based on fair value.

     The Company has elected the proforma method of disclosure. Under this method, the fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions for grants used in 1998, 1997 and 1996: no expected dividends; expected volatility of 74.77%; risk free interest rate of 6.07%; and expected lives of five years.

     Using these assumptions, the Company's net income(loss) and earnings(loss) per common share would have been:

                                      1998         1997         1996
Net income(loss)
  As reported                      $528,478     $(347,291)  $(3,756,450)
  Pro Forma                         454,233      (495,586)   (3,854,017)

Earnings(loss) per common share
  As reported                      $   0.09     $   (0.06)  $     (0.74)
  Pro Forma                            0.08         (0.09)        (0.76)

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Board of Directors approved the formation of a Compensation Committee on December 5, 1997. The Compensation Committee has responsibility to recommend salaries and short-term incentive compensation levels for all executive officers. It also will make recommendations concerning bonuses and other incentive compensation for their personnel.

     The Compensation Committee currently consists of one independent non-employee director and one non-employee director who has an ownership interest in excess of 10% and certain other interlocking relationships as, defined by the Securities and Exchange Commission. The President and the CEO serves in an advisory capacity.

     The philosophy of the Compensation Committee is to provide a compensation package for each executive officer that incentivizes the individual to fully support the Company's business objectives and to maximize stockholder value. These compensation packages will generally consist of a base salary, short-term incentives in the form of discretionary cash bonuses, and long-term incentives in the form of stock options.

EXECUTIVE OFFICER COMPENSATION

     The Company's compensation program for executive officers is based on the following principals:

     * Compensation should be reflective of overall Company financial performance and an individual's contribution to the Company's success.

     *  Compensation packages should be based on Competitive practices.

     * A significant portion of overall compensation should be performance based.

     * Long-term incentive compensation should be structured to closely follow increases in stockholder return.

     During 1998, salary increases included a $15,000 increase to Mr. Edgington and a $33,500 increase to Mr. Schulein. The compensation to Mr. Davis and Mr. Cotton remained at their previous levels.

     Cash bonuses are generally provided on a purely discretionary basis. In 1998 there were no bonuses paid to executive officers.

     The CEO and one other executive officer have significant ownership interests (over 5%) and as a result are highly motivated to maximize stockholder value. The executive officers are also eligible to participate in the Company's Incentive Stock Option Plan. In 1998 there were no stock options granted to executive officers.

     In 1996, Mr. Cotton, Executive Vice President of the Company, took a voluntary reduction in salary from $125,000 to $25,000. His salary was reinstated to $125,000 in December 1997 and is currently set at that level.
On April 5, 1999, the Board of Directors authorized the payment of $157,692 in deferred salary to Mr. Cotton.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Davis has been CEO of the Company since 1991. As noted above, in 1996 he took a voluntary reduction in base salary from $125,000 to $65,000. His salary was reinstated to $125,000 in August 1997, and is currently set at that level. The Board of Directors authorized payment of $75,000 in deferred salary to Mr. Davis on April 5, 1999.

     As a result of the Company not achieving profitability goals in 1998, Mr. Davis was not awarded any cash bonuses, stock options or other form of incentive compensation.

     The Compensation Committee believes Mr. Davis has managed the Company well, and future compensation will be based on further improvements in Company performance.

       Members of the Compensation Committee:  Craig C. Barto
                                               Robert A. Taylor

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The performance graph shown below was prepared using data prepared by Carl Thompson & Associates, Inc. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

     1. $100 was invested in Common Stock, the S&P 500 Composite Index and the Peer Group (as defined below) on July 20, 1995 (the date of the Company's initial public offering).

     2. Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of each year.

     3.  Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Company's Peer Group are as follows:
Sevenson Environmental Services, Inc.; ThermoRetic Corporation; EMCON; Versar, Inc.; and IT Group, Inc. OHM Corporation, which had previously been included in the Company's Peer Group, was acquired by IT Group, Inc. in June 1998.

                       CET ENVIRONMENTAL SERVICES, INC.

                    COMPARATIVE CUMULATIVE TOTAL RETURNS
                       CET ENVIRONMENTAL SERVICES, INC.
                         S&P 500 INDEX AND PEER GROUP
                (Performance results through December 31, 1998)


                   [STOCK PERFORMANCE GRAPH INSERTED HERE]

                    7/20/95   12/31/95   12/31/96   12/31/97   12/31/98

CET Environmental
  Services, Inc.    $100.00   $187.50    $115.00    $138.75    $ 25.00
Peer Group          $100.00   $102.71    $ 83.81    $ 92.80    $ 75.89
S&P 500             $100.00   $112.52    $138.34    $184.48    $237.19


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From July 1992 to December 1998, the Company relied upon financing from the Birnie Trust. The mother-in-law of Steven Davis, the Company's President, is trustee of the Birnie Trust and Mr. Davis' wife is a beneficiary. The Company borrowed funds from the Birnie Trust pursuant to one-year promissory notes which bore interest at 10% per annum. The Birnie Trust was also an investor in the Company's private offering of debt securities, described below. The maximum principal amount outstanding at any one time was $671,800.

     In March and April 1995, the Company issued debt securities in a private offering pursuant to which it raised $890,000. The Birnie Trust held $400,000 of such Subordinated Notes and other relatives of Mr. Davis held $230,000 of such Subordinated Notes. A relative of Mr. Cotton held $50,000 of such Subordinated Notes. On March 1, 1996, the remaining balances were repaid on all Subordinated Notes except for $471,800 (comprised of a $337,000 Note held by the Birnie Trust and $134,800 of Notes held by relatives of Mr. Davis) which was rolled over into new Notes, payable in one year with interest due monthly at ten percent per annum. On July 24, 1996, the Company borrowed an additional $200,000 from the Birnie Trust under a Promissory Note payable in one year at 10% interest. On December 31, 1997, the Promissory Notes to the Birnie Trust totaled $537,000 and to the relatives of Mr. Davis totaled $134,800. These notes were paid in full in December 1998.

     In 1998, 1997 and 1996, the Company provided services to Signal Hill Petroleum, Inc., Paramount Petroleum and Fletcher Oil in the aggregate amount of approximately $273,000, $835,000 and $340,000, respectively. These services include remediation services, ground water monitoring and site investigations for existing properties and environmental assessments in relation to property acquisition. Mr. Barto, Chairman of the Company, is a 50 percent owner of these businesses.

     On April 30, 1996, the Company loaned $105,764.38 to John G. L. Hopkins, a former Officer and Director of the Company pursuant to a demand note which bears interest at the rate of 8.25% per annum. Interest is payable monthly and principal is due on demand. Since that date, several additional advances were made to Mr. Hopkins bringing the total amount of the loan to approximately $148,000 (excluding accrued interest) as of December 31, 1996. On February 27, 1997, these loans were repaid in full by Mr. Hopkins. During 1997, the Company made additional advances to Mr. Hopkins and the balance due at December 31, 1998, was $124,036. Interest is payable monthly, and principal is due on demand.

     On November 8, 1996, the Company borrowed $545,000 from Signal Hill Petroleum, a company controlled by Craig C. Barto, one of the Company's directors, pursuant to a 30 day note which bears interest at 10% per annum. The due date on the note was extended to January 15, 1997, then repaid in the amount of $300,000 on January 15, 1997, and $250,129 (including accrued interest) on February 27, 1997.

     On November 30, 1998, the Company borrowed $200,000 from Craig C. Barto, one of the Company's directors, pursuant to a 60-day note which bore interest at 10% per annum. The due date on the note was extended to November 30, 1998, and the note was paid in full by the Company in December 1998.

     On November 24, 1998, the Company borrowed $500,000 from Davis Real Estate Holdings, LLP, owned by Steven Davis, the Company's President, Mr. Davis' wife, Craig C. Barto, one of the Company's Director, and Mr. Barto's wife. The 30-day note bore interest at 10% per annum and was repaid in full by the Company in December 1998.

     All of these transactions were approved by the Board of Directors and were made on terms as fair and reasonable to the Company as those that could be obtained from non-affiliated third parties. Any future transactions between the Company and its officers, directors, employees and affiliates that are outside the scope of the Company's employment relationship with such persons will be subject to the approval of a majority of the disinterested members of the Board of Directors based upon a determination that the terms are at least as favorable to the Company as those that could be obtained from unrelated parties.

                      APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The independent accounting firm of Grant Thornton LLP audited the financial statements of the Company for the year ended December 31, 1998, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Share holders. If the shareholders do not ratify the appointment of Grant Thornton

LLP, the appointment of auditors will be reconsidered by the Board of Directors.

     It is expected that representatives of Grant Thornton LLP, will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions from shareholders.

                               OTHER BUSINESS

    As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority vote of the shares represented at the meeting is necessary to approve any such matters.

                                ANNUAL REPORT

     The Company's Annual Report for the year ending December 31, 1998, accompanies this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement and is not to be considered part of the solicitation material.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                 FOR THE ANNUAL MEETING TO BE HELD IN MAY 2000

     Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in May 2000 must be received at the offices of the Company, 7670 South Vaughn Court, Englewood, Colorado 80112, no later than December 31, 1999, in order to be included in the Company's proxy statement and proxy relating to that meeting.

     Shareholders intending to bring any business before the Annual Meeting of Shareholders to be held in May 2000 that is not to be included in the Company's proxy statement and proxy related to that meeting must notify the Company, in writing, prior to March 23, 2000, of the business to be presented. Any such notices received after said date will be considered untimely under Rule 14a(c)(1) under the Securities Exchange Act of 1934, as amended.

                                    STEVEN H. DAVIS, PRESIDENT



Englewood, Colorado
April 30, 1999

P R O X Y
                       CET ENVIRONMENTAL SERVICES, INC.

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Steven H. Davis with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of common stock of CET Environmental Services, Inc. held of record by the undersigned on April 14, 1999, at the Annual Meeting of Shareholders to be held on June 8, 1999, or any adjournment thereof.

     1. The election of five (5) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified:

          ___ FOR all nominees listed below (except as marked to the contrary).

          ___ WITHHOLD authority to vote for all the nominees listed below:

                  Craig C. Barto             Douglas W. Cotton
                  Robert A. Taylor           George Pratt
                  Steven H. Davis

[INSTRUCTION:  To withhold authority to vote for any individual nominee, cross out that nominee's name above.]

     2. The ratification of the appointment of Grant Thornton LLP as the Company's independent accountants for the fiscal year ending December 31, 1999:

          ___  FOR             ___  AGAINST             ___  ABSTAIN

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CET ENVIRONMENTAL SERVICES, INC. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                        (To be signed on the other side)

                       CET ENVIRONMENTAL SERVICES, INC.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.




Dated:  ______________, 1999          _______________________________________
                                      Signature(s) of Shareholder(s)

                                      _______________________________________
                                      Signature(s) of Shareholder(s)


Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.